Exhibit 99.2

Fiesta Restaurant Group, Inc. to be Acquired by Authentic Restaurant Brands

Fiesta Stockholders to Receive Significant, Immediate and Certain Value of $8.50 per Share in Cash

Fiesta’s Pollo Tropical Restaurants to Join Garnett Station’s Authentic Restaurant Brands Platform

DALLAS, Texas and NEW YORK, New York – August 7, 2023 – Fiesta Restaurant Group, Inc. ("Fiesta" or the "Company") (NASDAQ: FRGI), parent company of the Pollo Tropical® restaurant brand, and Authentic Restaurant Brands (“ARB”), a portfolio company of Garnett Station Partners, LLC (“Garnett Station” or “GSP”), a New York-based principal investment firm, today announced that they have entered into a definitive agreement under which a wholly owned subsidiary of ARB will acquire the Company in an all cash transaction.

ARB is a holding company with a portfolio of powerhouse, iconic regional food and beverage brands, with extraordinary customer brand loyalty and rich, authentic stories. Current brands include Primanti Bros Restaurant & Bar, P.J. Whelihan’s Pub & Restaurant and Mambo Seafood. ARB is led by industry veterans including Chairman Alex Macedo and CEO Felipe Athayde. Upon closing the transaction, Fiesta will operate as a privately held company and Pollo Tropical will remain based in Miami, FL. Fiesta’s leadership team will continue to operate Pollo Tropical as an independent brand within the ARB platform.

Under the terms of the definitive merger agreement, which has been unanimously approved by Fiesta’s Board of Directors, Fiesta common stockholders will receive cash consideration of $8.50 per share.

“Our Board formed a Special Committee comprising independent directors that worked with outside advisors and conducted a comprehensive review of a wide range of strategic alternatives to maximize shareholder value,” said Stacey Rauch, Fiesta’s Chair of the Board of Directors. “The Special Committee and, ultimately, the full Fiesta Board of Directors, determined that this transaction delivers significant, immediate and certain value to Fiesta stockholders while providing Pollo Tropical the scale, resources and flexibility for continued success as part of a private company.”

Dirk Montgomery, Fiesta Restaurant Group President and Chief Executive Officer, said, “The transaction validates the actions we have taken to position Pollo Tropical in our markets, enhance the guest experience and improve performance across our footprint. With this transaction, Fiesta will be better positioned financially and operationally to advance our mission of providing great food and hospitality to our guests. Garnett Station has a proven track record of successfully identifying and partnering with iconic, regionally focused brands to help accelerate their growth. We look forward to working closely with Alex, Felipe and the rest of the Garnett Station and ARB teams and to benefiting from their extensive restaurant, digital and analytical expertise as we focus on supporting the success of our brand, franchisees and people.”

“We have been fans of Fiesta and their Pollo Tropical restaurants for some time,” said Alex Macedo, Chairman of Authentic Restaurant Brands. “Pollo Tropical restaurants are a mainstay on the dining scene throughout Florida, and we are confident that ARB is a perfect partner to harness the power of the brand for the future.”

“Fiesta and Pollo Tropical restaurants are a natural fit into ARB’s existing portfolio,” said Matt Perelman, Managing Partner and Co-Founder of Garnett Station Partners. “Pollo Tropical restaurants have a storied heritage and a deep-rooted connection with their local communities that perfectly align with ARB’s ethos and value proposition. ARB looks forward to working with Dirk and Fiesta’s leadership.”

Transaction Details

The transaction is expected to be completed in the fourth quarter of 2023 and is subject to approval by Fiesta's stockholders, expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as well as other customary closing conditions. The definitive merger agreement also includes a 30-day “go shop” period that will allow the Company to affirmatively solicit alternative proposals from interested parties.

The transaction is not subject to a financing contingency and affiliates of Jefferies Financial Group Inc. and AREX Capital Management, LP and its affiliated investors, who together own or control approximately 30% of the Company’s outstanding shares, have each entered into a voting agreement pursuant to which they have agreed, among other things, to vote their respective shares of common stock of Fiesta in favor of the transaction.

In a separate press release, Fiesta announced its results for the second quarter of 2023. The Company’s earnings press release can be found on the Company’s investor relations website at www.frgi.com/investor-relations. In connection with the transaction, Fiesta will not host an earnings conference call.

Advisors

Jefferies LLC is acting as lead financial advisor and Gibson, Dunn & Crutcher LLP is serving as legal counsel to Fiesta in connection with the proposed transaction. Houlihan Lokey Capital, Inc. is acting as financial advisor to the Special Committee of the Fiesta Board of Directors. Guggenheim Securities is serving as lead financial advisor and Kirkland & Ellis LLP is acting as legal counsel to ARB and Garnett Station. William Blair & Company, LLC also is serving as a financial advisor to the Board of Directors of ARB.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc., owns, operates and franchises for the Pollo Tropical restaurant brand. The brand specializes in the operation of fast casual/quick service restaurants that offer distinct and unique flavors with broad appeal at a compelling value. The brands feature fresh-made cooking, drive-thru service, and catering. For more information about Fiesta Restaurant Group, Inc., visit www.frgi.com.

About Authentic Restaurant Brands

Authentic Restaurant Brands is a holding company of powerhouse, regional food and beverage brands with extraordinary customer brand loyalty and rich, authentic stories. Established in 2021, ARB is a Garnett Station portfolio company currently comprised of three market-leading, iconic brands each with over 25-year operating histories including Primanti Bros Restaurant & Bar based in Pennsylvania, West Virginia, Ohio, and Maryland, P.J. Whelihan's Pub & Restaurant based in the Greater Delaware Valley including Philadelphia and South Jersey and Mambo Seafood based in Houston, Texas.

ARB is strongly committed to growing each of our brands by leveraging their respective foundations, while sharing best practices across our portfolio under our common ownership. For more information, please visit www.authenticrb.com.

About Garnett Station Partners

Garnett Station Partners is a principal investment firm founded in 2013 by Matt Perelman and Alex Sloane that manages over $2 billion of assets. Garnett Station partners with experienced and entrepreneurial management teams and strategic investors to build value for its portfolio of growth platforms. The firm draws on its global relationships, operational experience and rigorous diligence process to source, underwrite and manage investments. Core sectors include consumer and business services, health & wellness, automotive, and food & beverage. Garnett Station's culture is based on the principles of entrepreneurship, collaboration, analytical rigor and accountability. For more information, please visit www.garnettstation.com.

Forward Looking Statements

Certain statements contained in this news release and in our public disclosures, whether written, oral or otherwise made, relating to future events or future performance, including any discussion, express or implied, regarding anticipated Pollo Tropical growth, plans, objectives and the impact of our initiatives, and our investments in strategic initiatives for Pollo Tropical, such as improved customer experience initiatives, investments in our digital and related platforms and new unit expansion, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "positioned," "target," "continue," "expects," "look to," "intends" and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our quarterly reports on Form 10-Q. Additional factors that may cause actual results to differ materially from any forward-looking statements regarding the proposed transaction include, but are not limited to: occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or the failure to satisfy the closing conditions, the possibility that the consummation of the proposed transaction is delayed or does not occur, including the failure of Fiesta's stockholders to approve the proposed transaction, uncertainty as to whether the parties will be able to complete the proposed transaction on the terms set forth in the merger agreement, uncertainty regarding the timing of the receipt of required regulatory approvals for the proposed transaction and the possibility that the parties may be required to accept conditions that could reduce or eliminate the anticipated benefits of the proposed transaction as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all, the outcome of any legal proceedings that have been or may be instituted against the parties or others following announcement of the transactions contemplated by the merger agreement, challenges, disruptions and costs of integrating and achieving anticipated synergies, or that such synergies will take longer to realize than expected, risks that the proposed transaction and other transactions contemplated by the merger agreement disrupt current plans and operations that may harm Fiesta's businesses, the amount of any costs, fees, expenses, impairments and charges related to the proposed transaction, and uncertainty as to the effects of the announcement or pendency of the proposed transaction on the market price of Fiesta's common stock and/or on its financial performance. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Information and Where to Find It

Fiesta intends to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and furnish or file other materials with the SEC in connection with the proposed transaction. Once the SEC completes its review of the preliminary proxy statement, a definitive proxy statement will be filed with the SEC and mailed to the stockholders of Fiesta. This communication is not intended to be, and is not, a substitute for the proxy statement or any other document that Fiesta may file with the SEC in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, FIESTA'S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THOSE OTHER MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.

The proxy statement and other relevant materials (when they become available), and any other documents filed by Fiesta with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Fiesta by going to Fiesta's Investor Relations page on its corporate website at www.frgi.com.

Participants in the Solicitation

This communication does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Fiesta and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Fiesta in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the transaction will be included in the proxy statement described above. Additional information regarding the directors and executive officers of Fiesta is included in Fiesta proxy statement for its 2023 Annual Meeting, which was filed with the SEC on March 30, 2023, and is supplemented by other public filings made, and to be made, with the SEC by Fiesta. To the extent the holdings of Fiesta securities by Fiesta’s directors and executive officers have changed since the amounts set forth in the proxy statement for its 2023 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov and at the Investor Relations page on Fiesta's corporate website at www.frgi.com.

Contacts

Fiesta Restaurant Group

Raphael Gross
203-682-8253
investors@frgi.com

Joele Frank, Wilkinson Brimmer Katcher
Matthew Sherman / Aaron Palash / Nick Jannuzzi
212-355-4449

Authentic Restaurant Brands and Garnett Station Partners

Gagnier Communications
Dan Gagnier / Lindsay Barber
GSP@gagnierfc.com